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                                                                      EXHIBIT 12

                                    KEYCORP

                COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                       YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------
                                                               1999     1998     1997     1996     1995
                                                              ------   ------   ------   ------   ------
COMPUTATION OF EARNINGS
Net income..................................................  $1,107   $  996   $  919   $  783   $  825
Add: Provision for income taxes.............................     577      483      426      360      368
Less: Extraordinary net gain................................      --       --       --       --       36
                                                              ------   ------   ------   ------   ------
    Income before income taxes and extraordinary net gain...   1,684    1,479    1,345    1,143    1,157
Fixed charges, excluding interest on deposits...............   1,649    1,517    1,085      810      819
                                                              ------   ------   ------   ------   ------
    Total earnings for computation, excluding interest on
       deposits.............................................   3,333    2,996    2,430    1,953    1,976
Interest on deposits........................................   1,305    1,359    1,462    1,469    1,705
                                                              ------   ------   ------   ------   ------
    Total earnings for computation, including interest on
       deposits.............................................  $4,638   $4,355   $3,892   $3,422   $3,681
                                                              ======   ======   ======   ======   ======
COMPUTATION OF FIXED CHARGES
Net rental expense..........................................  $  173   $  139   $  123   $  126   $  117
                                                              ======   ======   ======   ======   ======
Portion of net rental expense deemed representative of
  interest..................................................  $   46   $   35   $   30   $   42   $   39
Interest on short-term borrowed funds.......................     646      801      642      492      519
Interest on long-term debt, including cap securities........     957      681      413      276      261
                                                              ------   ------   ------   ------   ------
    Total fixed charges, excluding interest on deposits.....   1,649    1,517    1,085      810      819
Interest on deposits........................................   1,305    1,359    1,462    1,469    1,705
                                                              ------   ------   ------   ------   ------
    Total fixed charges, including interest on deposits.....  $2,954   $2,876   $2,547   $2,279   $2,524
                                                              ======   ======   ======   ======   ======
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Preferred stock dividend requirement on a pre-tax basis.....      --       --       --   $   12   $   23
Total fixed charges, excluding interest on deposits.........  $1,649   $1,517   $1,085      810      819
                                                              ------   ------   ------   ------   ------
    Combined fixed charges and preferred stock dividends,
       excluding interest on deposits.......................   1,649    1,517    1,085      822      842
Interest on deposits........................................   1,305    1,359    1,462    1,469    1,705
                                                              ------   ------   ------   ------   ------
    Combined fixed charges and preferred stock dividends,
       including interest on deposits.......................  $2,954   $2,876   $2,547   $2,291   $2,547
                                                              ======   ======   ======   ======   ======

RATIO OF EARNINGS TO FIXED CHARGES
Excluding deposit interest..................................    2.02X    1.97x    2.24x    2.41x    2.42x
Including deposit interest..................................    1.57X    1.51x    1.53x    1.50x    1.46x

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS
Excluding deposit interest..................................    2.02X    1.97x    2.24x    2.38x    2.35x
Including deposit interest..................................    1.57X    1.51x    1.53x    1.49x    1.45x
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